UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11013 West Broad Street, Glen Allen, Virginia 23060

(Address of principal executive offices)

(804) 327-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2007, MeadWestvaco Corporation (the “Company”) entered into an accelerated share repurchase agreement under a Master Confirmation (the “Agreement”) with Goldman, Sachs & Co. (the “Dealer”) to purchase $400 million of the Company’s common stock. A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Agreement is a collared transaction in which the Company agreed to purchase for $400 million a number of its shares to be determined based on the volume weighted average share price of the Company’s common stock during a specified period of time, subject to certain provisions that establish a minimum and maximum number of shares that may be purchased. On November 21, 2007, the Company received the majority of the minimum number of shares expected to be delivered under this program. Up to six months after the initial execution date, the Company is expected to receive additional shares depending on the volume weighted average price of the shares during that period, subject to the minimum and maximum share delivery provisions of the Agreement. In certain extraordinary events that result in a substantial increase in the Company’s stock price during a specified period of time, the Company may be required to return some of the shares it received under the program to the Dealer.

Shares purchased under this program will be retired.

Item 7.01	Regulation FD Disclosure.

On November 20, 2007, the Company issued a news release after market close reporting the accelerated share repurchase transaction described in Item 1.01 above. A copy of the news release is attached hereto as Exhibit 99.2.

This information is being furnished under Item 1.01 “Entry into a Material Definitive Agreement” and Item 7.01 “Regulation FD Disclosure” of Form 8-K. Such information, including the Exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

By:	/s/ John J. Carrara
John J. Carrara
Assistant Secretary

Date: November 27, 2007

Exhibit Index

Exhibit Number	Description
99.1	Master Confirmation between MeadWestvaco Corporation and Goldman, Sachs & Co. dated November 20, 2007.

99.2	News release dated November 20, 2007.